EXHIBIT 99.2
AMDL Contact:
Kristine Szarkowitz
Director-Investor Relations
kszarkowitz@amdl.com
(206) 310-5323
AMDL ANNOUNCES INVESTOR RELATIONS PRESENTATION
AVAILABLE ON WEBSITE
(TUSTIN, CA) July 3, 2008 — AMDL, Inc. (Amex: ADL), www.amdl.com, a world leader in specialty pharmaceuticals headquartered in Tustin, Ca. with operations in Shenzhen, Jiangxi, and Jilin China, announced today it has released its investor presentation which is available for viewing on the Company’s website at www.amdl.com.
About AMDL:
AMDL, Inc. is a global specialty pharmaceutical company. The company is headquartered in Tustin, California with operations in Shenzhen, Jiangxi, and Jilin, China. Along with its subsidiary Jade Pharmaceutical Inc. (JPI), AMDL is devoted to the research, development, manufacturing, and marketing of diagnostic, pharmaceutical, nutritional supplement, and cosmetic products currently in China. The company employs approximately 320 people in the U.S. and China. More information about AMDL and its products can be obtained at http://www.amdl.com.
About Jade Pharmaceutical:
JPI has access to the fastest growing pharmaceutical and consumer market in the world: China. AMDL, through its subsidiaries, Jade currently manufactures large volume injection fluids, tablets and other related products, holding licenses for 133 products. It also manufactures 107 generic, over the counter and supplemental pharmaceutical products under certified Chinese Good Manufacturing Practice (CGMP) standards.
Forward-Looking Statements
This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, and actual circumstances, events or results may differ materially from those projected in such forward-looking statements. The Company cautions readers not to place undue reliance on any forward-looking statements. The Company does not undertake, and specifically disclaims any obligation, to update or revise such statements to reflect new circumstances or unanticipated events as they occur.

AMDL, Inc.
2492 Walnut Ave., Suite 100, Tustin, CA 92780
Phone 714.505.4460	FAX 714.505.4464
Web site: www.amdl.com	E-mail address: info@amdl.com